                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           CYBEX INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           CYBEX INTERNATIONAL, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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         pursuant to Exchange Act Rule 0-11:/1/

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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/1/ Set forth the amount on the filing fee is calculated and state how it was determined.

                           CYBEX INTERNATIONAL, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 5, 1998

                               ----------------

  The Annual Meeting of Shareholders of Cybex International, Inc., a New York corporation (the "Corporation"), will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 on Tuesday, May 5, 1998 at 11:00 A.M., local time, for the following purposes:

    1. To elect three directors.

    2. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 23, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

  TO MAKE CERTAIN THAT YOUR SHARES WILL BE VOTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY WHICH IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

                                          By Order of the Board of Directors

                                          Joan Carter
                                          Secretary

Medway, Massachusetts
April 3, 1998

                           CYBEX INTERNATIONAL, INC.

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 5, 1998

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cybex International, Inc. (the "Corporation" or the "Company") to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, May 5, 1998 and at any adjournments of the meeting (the "Annual Meeting"). Shareholders of record at the close of business on March 23, 1998 will be entitled to notice of, and to vote at, such meeting.

  The mailing address of the Corporation's principal executive offices is 10 Trotter Drive, Medway, Massachusetts 02053. The approximate date on which this Proxy Statement and the form of proxy were first sent or given to the shareholders of the Corporation was April 3, 1998.

  The Annual Report of the Corporation for the year ended December 31, 1997, including audited financial statements, accompanies this Proxy Statement.

  Merger. On May 23, 1997, the shareholders of the Corporation approved the merger of Trotter Inc. ("Trotter") with a wholly-owned subsidiary of the Corporation (the "Merger"). As a result of the Merger, (1) Trotter became a wholly-owned subsidiary of the Corporation, (2) 4,273,056 shares of the Corporation's common stock were issued to UM Holdings, Ltd. ("UM") in exchange for all of the issued and outstanding Trotter shares, and (3) options to purchase Trotter Shares held by various officers, directors and employees of Trotter were converted to options to purchase shares of the Corporation's common stock. See "Certain Relationships and Related Transactions" for further information pertaining to the Merger.

                                 VOTING RIGHTS

  As of the close of business on the record date, the Corporation had outstanding 8,676,559 common shares, par value $.10 per share ("Common Shares"). At all meetings of shareholders, holders of Common Shares are entitled to one vote, exercisable in person or by proxy, for each Common Share held.

  Shareholders who execute proxies may revoke them at any time before they are voted by notice to the Corporation in writing or at the meeting or by delivering, at or prior to the meeting, a properly executed later-dated proxy. Shares represented by an effective proxy given by a shareholder will be voted as directed, unless authority to vote is withheld. If a signed proxy is received but no specification is made thereon, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors.

  A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to conduct the election of directors and any other matters which may come before the meeting. If such a majority is represented at the meeting, then the three nominees for director who receive the highest number of votes cast will be elected. Any other matter coming before the meeting will require the approving vote of at least a majority of the votes cast. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

                             ELECTION OF DIRECTORS

                               (PROPOSAL NO. 1)

  The Board of Directors consists of nine directors divided into three classes. Three persons are to be elected to the Board of Directors at the Annual Meeting to serve until the 2001 Annual Meeting. Management's nominees for election as directors are James H. Carll, Peter C. Haines and Arthur W. Hicks, Jr. Robert R. McMillan, a director whose term was to expire at the Annual Meeting, informed the Company that he did not wish to seek re-election at the meeting and accordingly Mr. McMillan resigned in February 1998; the remaining six directors will continue in office for the terms specified below. The persons named in the enclosed Proxy intend to vote for the election of the three nominees named above, unless instructions to the contrary are given therein. Proxies may not be voted for a greater number of persons than the number of nominees named below.

  The nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any one or more of the nominees, the person or persons voting the proxies will vote for such nominees as the Board of Directors of the Corporation may select.

  Nominees for directors who receive a plurality of the votes cast by the holders of the outstanding Common Shares entitled to vote at the Annual Meeting will be elected. Abstentions, broker non-votes, and withheld votes are not counted in determining the number of votes cast for any nominee for director. The Board of Directors recommends a vote FOR each nominee.

  The following table lists the name, age, principal occupation and certain business experience of each of the three nominees and the six continuing directors of the Corporation whose terms of office will continue after the Annual Meeting, the year in which each director's term of office will expire (assuming, in the case of each of the nominees, such nominees are elected at the Annual Meeting) and the year in which each director was first elected as a director of the Corporation.

                          AGE AT                                                          YEAR FIRST
                         MARCH 1,          PRINCIPAL OCCUPATION AND            YEAR TERM    BECAME
NAME                       1998           CERTAIN BUSINESS EXPERIENCE         WILL EXPIRE  DIRECTOR
----                     -------- ------------------------------------------- ----------- ----------
Nominee for Director
James H. Carll..........    49    Partner since 1983 of Archer & Greiner, A      2001        1997
                                  Professional Corporation, a law firm which
                                  acts as general counsel for the
                                  Corporation. Director, Southern Jersey
                                  Bancorp, a bank holding company.
Peter C. Haines.........    47    President and Chief Executive Officer of       2001         --
                                  the Corporation since May, 1997. Prior to
                                  the Merger Mr. Haines was employed by
                                  Trotter since 1980, serving as its
                                  President since 1983.
Arthur W. Hicks, Jr. ...    39    Vice-President and Chief Financial Officer     2001        1997
                                  of UM Holdings, Ltd. ("UM") since 1988. UM
                                  was the sole stockholder of Trotter prior
                                  to the Merger, and is presently a
                                  significant shareholder of the Corporation.
                                  Mr. Hicks was elected to Trotter's Board of
                                  Directors in 1994. Director, Premier
                                  Research Worldwide, Ltd., a clinical
                                  research organization.
Continuing Directors
John Aglialoro..........    54    Chairman and Chief Executive Officer of UM,    2000        1997
                                  which he co-founded in 1973. He has served
                                  on Trotter's Board of Directors since 1983.
                                  Director, Premier Research Worldwide, Ltd.
Joan Carter.............    54    President and Chief Operating Officer of       1999        1997
                                  UM, which she co-founded in 1973. She has
                                  served as a Director of Trotter since 1983.
                                  Director, Premier Research Worldwide, Ltd.
                                  and Chairman of the Board, Federal Reserve
                                  Bank of Philadelphia

                          AGE AT                                                          YEAR FIRST
                         MARCH 1,          PRINCIPAL OCCUPATION AND            YEAR TERM    BECAME
NAME                       1998           CERTAIN BUSINESS EXPERIENCE         WILL EXPIRE  DIRECTOR
----                     -------- ------------------------------------------- ----------- ----------
Kay Knight Clarke.......    59    President, Templeton, Ltd., a management       2000        1996
                                  consulting company, since July 1995.
                                  President, Micro Marketing Division of
                                  Advo, Inc., a direct marketing company,
                                  from December 1991 to July 1995. Senior
                                  Vice President of Business Development,
                                  Advo, Inc., from October 1990 to December
                                  1991. Director, Guardian Life Insurance
                                  Corporation of America (a mutual insurance
                                  company) and the Providence Journal Co.
Thomas W. Kahle.........    47    Partner, Graydon Head & Ritchey since 1980.    1999        1991
Jerry Lee...............    61    Retired. Partner of Ernst & Young, LLP from    2000        1997
                                  1969 to 1995, including managing partner of
                                  the Philadelphia office from 1979 to 1989.
                                  Director, Premier Research Worldwide, Ltd.
Alan H. Weingarten......    57    Alan H. Weingarten & Associates, Inc.,         1999        1987
                                  consultants in general management,
                                  marketing and product planning, since 1986.

  With the exception of Mr. Aglialoro and Ms. Carter, who are married, there are no family relationships between the directors and executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors of the Corporation held ten meetings during 1997. All incumbent directors attended more than 75% of the meetings of the Board and their respective Board Committees.

  The Board of Directors has standing Executive, Audit, Compensation and Personnel, and Stock Option Committees.

  At the end of 1997, the Executive Committee consisted of Joan Carter, James Carll and John Aglialoro (Chair). The Executive Committee has, with certain exceptions, all of the authority of the Board of Directors. In addition, the Executive Committee makes recommendations to the Board with respect to management nominees to the Board and reviews and makes recommendations with respect to such shareholder nominees to the Board as may be submitted to the Corporation. The Executive Committee will consider the names and qualifications of candidates for the Board of Directors submitted by shareholders in accordance with the procedures described in "Shareholder Proposals and Director Nominations for 1999 Annual Meeting".

  The Executive Committee also evaluates the performance of the Corporation's Chief Executive Officer, recommends committee selections to the Board, and evaluates and makes recommendations regarding the administration of the Board of Directors and Director compensation. The Executive Committee held one meeting during 1997, and also acted by unanimous written consent.

  At the end of 1997, the Audit Committee consisted of Alan H. Weingarten, Jerry Lee and Arthur W. Hicks, Jr. (Chair). The functions of the Committee are to recommend to the Board of Directors the engagement and discharge of the independent auditors for the Corporation, analyze the report of such auditors, and make such recommendations to the Board with respect thereto as such committee may deem advisable. The Committee held eight meetings in 1997.

  The Compensation and Personnel Committee currently consists of Thomas W. Kahle, Kay Knight Clarke, and Joan Carter (Chair). The function of the Committee is to make recommendations to the Board of Directors concerning executive compensation and benefits policies for the Corporation. The Committee held nine meetings during 1997.

  The Stock Option Committee consists of Kay Knight Clarke and Jerry Lee (Chair). The Committee administers the Corporation's stock option plans, awarding stock options to key employees and non-employee directors of the Corporation and determining the terms and conditions on which the options are granted. The Committee held two meetings during 1997.

COMPENSATION OF DIRECTORS

  The Company's compensation program for nonemployee directors during 1997 provided that each nonemployee director receive an annual retainer of $18,000 in quarterly installments, seventy percent of which was paid in shares of Company Common Stock (using the price per share on January 1 of such year) pursuant to the Company's 1995 Stock Retainer Plan for Nonemployee Directors (the "Retainer Plan"). In addition, Committee chairmen receive an annual retainer of $2,400. Directors also receive $1,000 per day for each Board meeting attended, $500 per telephone meeting and $500 for each Committee meeting attended. During 1997 pursuant to the Retainer Plan, non-employee directors received, depending upon the portion of the year served, between 535 shares and 1,284 shares of Company Common Stock, representing the stock component of their annual retainer. In addition, John Aglialoro receives, for serving as the Chairman of the Board, shares of Company Common Stock at the rate of 5,000 shares per annum. During 1997, Mr. Aglialoro was entitled to receive, for the portion of the year during which he served as Chairman, 2,917 shares pursuant to this program. These shares are reissued out of treasury and not from the Retainer Plan.

  John C. Spratt, Chairman of the Board of Directors until his resignation in May 1997, received a monthly consulting fee through the date of the Merger, aggregating $100,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On May 23, 1997, Trotter, Inc. ("Trotter") and a wholly-owned subsidiary of the Corporation were merged (the "Merger"). As a result, Trotter became a wholly-owned subsidiary of the Corporation. Prior to the Merger, Trotter was an indirect, wholly-owned subsidiary of UM Holdings, Ltd. ("UM"). As a result of the Merger, UM was issued 4,273,056 shares of the Corporation's Common Shares in exchange for all of Trotter's outstanding shares. Due to the stock issuances, the Merger can be deemed to have caused a change of control of the Corporation. UM as of March 15, 1998 beneficially owned approximately 48.2% of the outstanding Common Shares.

  In addition, options to purchase Trotter shares held by certain of its officers, directors and employees were converted in the Merger to options to purchase an aggregate of 436,920 shares of the Corporation's Common Shares, including the options indicated below issued to the following executive officers and directors of the Corporation:

               NAME                         OPTION SHARES
               ----                         -------------
            Peter C. Haines................    213,653
            William S. Hurley..............     42,730
            Raymond Giannelli..............     21,365
            Karen A. Slein.................     10,683
            Arthur W. Hicks, Jr............     42,730
            Jerry Lee......................      4,273

  The listed options are fully vested, have a term to May 23, 2002 (subject to early termination), and have a per share exercise price of $5.85 (except for the options to Mr. Hurley and Ms. Slein and 10,682 options to Mr. Giannelli, which have exercise prices of $10.375). The exercise prices of all the options were based upon the exercise prices in the Trotter options, adjusted to reflect the conversion ratio implicit in the Merger, except the noted options to Messrs. Hurley and Giannelli and Ms. Slein, the exercise price of which equals the market price of the Common Stock on the date of the Merger.

  John Aglialoro and Joan Carter are executive officers and directors of UM and effectively own 100% of the stock of UM; upon consummation of the Merger, Mr. Aglialoro was elected the Chairman and Ms. Carter a director of the Corporation. In accordance with the merger agreement, Messrs. Carll, Hicks and Lee were also elected to the Board and Mr. Haines was appointed the Corporation's Chief Executive Officer.

  UM historically provided various administrative services to Trotter, including accounting, human resources and computer services, for which it was charged $3,000 for 1997. Trotter also participated in UM's deferred savings program for employees pursuant to Section 401(k) of the Code. Trotter was charged $68,000 for 1997 for profit sharing plan contributions made pursuant to this program on behalf of its employees.

  Until the consummation of the Merger, Trotter was included in the consolidated income tax filings of UM. Trotter, UM and other subsidiaries of UM have entered into a tax sharing agreement pursuant to which Trotter paid to UM amounts equal to the income taxes which Trotter would otherwise have paid had it filed separate income tax returns. Trotter paid $1,582,000 to UM for the period January 1, 1997 to the merger date under this tax sharing agreement. UM has agreed to indemnify Trotter from any liability pertaining to an adjustment or proposed adjustment of the UM consolidated tax returns, to the extent pertaining to UM or its subsidiaries other than Trotter and its subsidiaries; likewise, Trotter has agreed to indemnify UM from any liability relating to any adjustment or proposed adjustment to the consolidated tax returns of UM to the extent pertaining to Trotter or any of its subsidiaries.

  James H. Carll, a director of the Company, is a stockholder of Archer & Greiner, P.C., which acts as general counsel of the Corporation and UM.

  Thomas W. Kahle, a director of the Company, is a partner in the Cincinnati law firm of Graydon Head & Ritchey, which is general counsel to Surgical Appliance Industries, Inc., a 6.1% shareholder in the Company. See "Security Ownership of Certain Beneficial Owners and Management." Mr. Kahle disclaims any beneficial interest in the shares of the Company owned by Surgical Appliance Industries, Inc.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation and Personnel Committee of the Board of Directors consists entirely of non-management directors, and its primary function is to make recommendations to the Board of Directors concerning executive compensation and benefit policies for the Company.

  The Company's current executive officers were employees of Trotter prior to the Merger, and compensation paid to those individuals for services rendered prior to the date of the Merger was determined solely by Trotter. Following the Merger, the Committee reviewed and analyzed the Company's compensation programs to determine an appropriate and effective compensation program for the Company's executive officers. The Committee believes that the most effective compensation program is one that provides executives with incentives to achieve both current and long-term strategic business goals of the Company, with the ultimate objective of enhancing shareholder value. Incentive compensation should reward results and be tied to shareholder value. The Committee seeks to accomplish this result by tying annual incentive compensation to measurements based on earnings per share. Long-term incentive compensation is based on stock option awards, where the ultimate value depends upon the future performance of the Company's common stock over the term of the option.

  The Company's executive compensation programs are designed to:

  --Motivate and challenge executive officers to achieve both annual and long-term strategic business goals.

  --Align the interest of executive officers with the long-term interest of shareholders.

  --Support an environment that rewards executive officers based upon corporate and individual performance and results.

  --Attract and retain executive officers critical to the long-term success of the Company.

  The three basic components of executive officer compensation consist of (1) base salary; (2) annual incentive compensation; and (3) long-term incentives in the form of stock options. The executive officers also participate in employee benefit plans available generally to the Company's employees.

  Base Salary. In determining executive compensation levels, the Committee reviewed compensation levels at non-technical manufacturing companies located in the New England region of comparable size to the Company. The base salary of each executive officer is determined at levels considered appropriate for comparable positions at these peer companies. The Committee's policy is to target base salary at the peer average, and ranges to the 75th percentile to reflect special circumstances. In 1997, executive officer base salaries were as a general matter at the peer average, and in any event not above the 75th percentile, except for the Chief Executive Officer's salary as discussed below.

  Annual Incentive Compensation. To reinforce the attainment of Company's goals, the Committee believes that a significant portion of the annual compensation of executive officers should be in the form of variable incentive pay. The executive officers who prior to the Merger were employees of Trotter were eligible under Trotter's bonus program for bonuses based upon Trotter pre-Merger performance. After the Merger, the Committee instituted a performance-based bonus program for executive officers (other than the CEO) for the balance of 1997. To further align the interests of the executive officers with the interests of the Company's shareholders, the bonus was based upon earnings per share, and permitted the executive officers to earn up to 30% of base salary in cash bonus awards. Based upon actual 1997 performance, these executive officers earned bonuses equal to 17.9% of base salary.

  Long-Term Incentive in Form of Stock Options. The Committee believes that significant management ownership of the Company's stock effectively motivates the building of shareholder wealth and aligns the interests of management with those of the Company's shareholders. Each of the Company's executive officers who are former employees of Trotter received in the Merger options to acquire Company common stock in exchange for outstanding Trotter stock options. See "Certain Relationships and Related Transactions". In order to provide a further incentive to the Company's executives, and to ensure consistent stock option grants at various levels of management, each executive officer received an additional stock option grant during 1997. All of the options were granted under the terms of the Company's stock option plan at a per share exercise price equal to market price on the date of grant. The option to the CEO is described below. The options granted to the other executive officers become exercisable over five years in annual increments of 20% beginning one year after the date of grant, contingent upon the officer's continued employment with the Company. The table appearing under the heading "Option Grants in 1997" provides further information about the options granted to the Named Executive Officers.

  Chief Executive Officer Compensation. The compensation plan for Mr. Haines, except as indicated, contains the same elements and operates in the same manner as the compensation plan described above for the other executive officers. Mr. Haines' compensation prior to the Merger was determined solely by Trotter. After the Merger, the Committee renegotiated Mr. Haines' employment agreement. As part of this renegotiation, his base salary was increased to $365,000 per annum through 1998. While Mr. Haines' base salary is above comparable salaries at the peer companies utilized by the Committee, the Committee believes that such salary is appropriate in light of Mr. Haines' strong performance at Trotter over a number of years, Mr. Haines' importance to the Company, both in the consolidation following the Merger and long-term, and is necessary for competitive purposes. Because of the bonus paid in 1997 to Mr. Haines for his performance at Trotter prior to the Merger, no annual incentive compensation was made available to Mr. Haines for the balance of 1997. However, he will be eligible for annual incentive compensation for 1998, based upon 1998 return on net assets and earnings per share performance.

  In order to provide Mr. Haines with a substantial stake in the Company's success, he was granted during 1997 options to acquire 238,000 shares of the Company's Common Stock. These options will become exercisable (contingent upon continued employment) in five annual installments, but only if certain performance standards, based upon the market price of the Company's stock, are met. If such standards are not met, Mr. Haines' option will become exercisable in 2004. The Committee believes that this option, together with the Trotter stock option converted in the Merger, provides a significant incentive to Mr. Haines and aligns his interests directly with the Company's shareholders. The options also place a significant portion of Mr. Haines' total compensation at risk, since the options' value depends upon the Company's common stock performance over the option term.

  The Executive Committee of the Board of Directors, which is composed solely of non-employee members of the Board, will perform an annual evaluation of the CEO's performance. The first such evaluation will be made in 1998 based upon performance during 1997.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance-based compensation paid to the Company's executive officers for 1997 did not exceed the $1,000,000 limit per officer, and the Committee does not anticipate that the non-performance-based compensation to be paid the Company's executive officers in the foreseeable future will exceed that limit.

                          MEMBERS OF THE COMPENSATION
                           AND PERSONNEL COMMITTEE:

                              Joan Carter, Chair
                               Kay Knight Clarke
                                Thomas W. Kahle

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  At the end of 1997, the Compensation and Personnel Committee consisted of Thomas W. Kahle, Kay Knight Clarke, Robert R. McMillan and Joan Carter (Chair). Mr. McMillan resigned from the Board in February 1998. During the year, the members of the Committee also included Carol G. Nelson, a former director.

  Joan Carter is a Director, President and principal stockholder of UM, which prior to the Merger indirectly owned all of the outstanding capital stock of Trotter. See "Certain Relationships and Related Transactions."

PERFORMANCE GRAPH

  The following graph compares the five-year cumulative total return (change in stock price plus reinvested dividends) on the Common Stock with the total returns of the American Stock Exchange Market Value Index, a broad market index covering stocks listed on the American Stock Exchange, and the companies in the Sporting and Athletic Goods industry (SIC Code 3949), a group encompassing approximately 27 companies (the "SIC Index").



                             [GRAPH APPEARS HERE]

                COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN OF
              CYBEX INTERNATIONAL, INC., AMEX MARKET VALUE INDEX
                               AND THE SIC INDEX

                                   1992  1993    1994    1995    1996    1997
                                   ---- ------- ------- ------- ------- -------
Cybex International, Inc.......... $100 $ 70.80 $ 90.27 $ 66.37 $ 69.47 $ 86.28
Amex Mkt. Value Index.............  100  118.81  104.95  135.28  142.74  171.76
SIC Index.........................  100  149.04  154.54  139.10  136.15  133.33

  Assumes $100 invested on December 31, 1992 and dividends are reinvested.
Source: Media General Financial Services.

SUMMARY COMPENSATION TABLE

  The following table sets forth information in respect of the compensation for 1997, 1996, and 1995 of the persons who were, at any time during 1997, the Chief Executive Officer, and at the end of 1997, all other executive officers of the Corporation (sometimes collectively referred to as the "Named Executive Officers") whose salary and bonus exceeded $100,000 for the year. Includes compensation received by such individuals from Trotter prior to the Merger.

                                   ANNUAL
                              COMPENSATION(1)          LONG TERM COMPENSATION
                              ---------------- --------------------------------------
                                               RESTRICTED STOCK SECURITIES UNDERLYING    ALL OTHER
                         YEAR  SALARY   BONUS     AWARDS ($)       OPTIONS (#)(2)     COMPENSATION(3)
                         ---- -------- ------- ---------------- --------------------- ---------------
NAME AND PRINCIPAL
 POSITION
Peter C. Haines......... 1997 $338,700 $72,250         --              238,000            $ 5,457
 President and Chief     1996  300,000     --          --                  --               5,892
 Executive Officer       1995  300,000     --          --                  --               7,969
William S. Hurley....... 1997  150,000  31,055         --                5,000              2,067
 Vice President--Chief   1996   42,017     --          --               42,730                640
 Financial Officer       1995      --      --          --                  --                 --
Raymond Giannelli.......
 Vice President--        1997  134,423  29,309         --               21,000              3,182
 Research and            1996  123,000     --          --               10,682              4,341
 Development             1995  122,134     --          --                  --               2,477
Karen A. Slein.......... 1997   98,762  21,471         --                5,000              1,936
 Vice President--Human   1996   83,602     --          --               10,683                577
 Resources               1995   44,510     --          --                  --                 138
J. Raymond Elliott...... 1997  144,231  39,255     207,500                 --             803,831(4)
 Former President and    1996  300,000  70,000         --                  --             137,032
 Chief Executive Officer 1995  100,000     --      472,000              25,000             29,858

--------
(1) In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the officer for such year.
(2) The 1996 option grants to Mr. Hurley, Mr. Giannelli and Ms. Slein represent stock options granted by Trotter. This column excludes in all cases the options issued in the Merger upon conversion of outstanding Trotter options. See "Certain Relationships and Related Transactions."
(3) Except in the case of Mr. Elliott, consists of the sum of (a) contributions made by Trotter under the 401(k) plan in which it participated or by the Corporation under its Savings and Investment Plan, which for 1997 aggregated $4,118 for Mr. Haines, $2,474 for Mr. Giannelli and $1,444 for Ms. Slein; and (b) the taxable portion of group term life insurance over $50,000, which for 1997 aggregated $1,339 for Mr. Haines, $2,067 for Mr. Hurley, $708 for Mr. Giannelli and $492 for Ms. Slein. See Footnote 4 for information pertaining to Mr. Elliott.
(4) The consummation of the Merger constituted a "Change of Control" as defined in Mr. Elliott's employment agreement with the Corporation, permitting him the right to terminate employment and receive a severance amount equal to 2.99 multiplied by his base salary, payable over a 24-month period. The Corporation chose instead to satisfy this obligation by making a discounted, lump sum payment of $803,413. Also includes the taxable portion of Group Term Life Insurance over $50,000, which for 1997 aggregated $418.

                             OPTION GRANTS IN 1997

  The following table shows all grants of options to the Named Executive Officers of the Corporation in 1997:

                                                                             POTENTIAL REALIZABLE VALUE AT
                                                                             ASSUMED ANNUAL RATES OF STOCK
                                      INDIVIDUAL GRANTS(1)(2)               APPRECIATION FOR OPTION TERM(3)
                         ------------------------------------------------- -----------------------------------
                                         % OF TOTAL
                            OPTIONS    OPTIONS GRANTED EXERCISE
                            GRANTED     TO EMPLOYEES    PRICE   EXPIRATION     A
  NAME                   (# OF SHARES)     IN 1997      ($/SH)     DATE     0% ($)     5% ($)       10% ($)
  ----                   ------------- --------------- -------- ---------- ---------------------- ------------
Peter C. Haines.........    238,000         77.0%      $10.875    6/26/07   $     0  $    387,677 $    617,311
William S. Hurley.......      5,000          1.6%       11.75    12/15/07         0         8,144       12,969
Raymond Giannelli.......     21,000          6.8%       11.75    12/15/07         0        34,207       54,469
Karen A. Slein..........      5,000          1.6%       11.75    12/15/07         0         8,144       12,969
J. Raymond Elliott......        --

--------
(1) Does not include previously outstanding Trotter options converted to Corporation options in the Merger. See "Certain Relationships and Related Transactions."
(2) The options were granted under the terms of the Corporation's stock option plans at a per share exercise price equal to the market price of a Common Share on the date of grant. Except in the case of Mr. Haines' options, the options become exercisable over five years in annual increments of 20% beginning one year after the date of grant. Mr. Haines' options become exercisable in five annual installments, subject to meeting certain Corporation performance standards; if such standards are not met, Mr. Haines' option will become exercisable on June 26, 2004. The Option Committee has the right to accelerate the exercisability of any of the options.
(3) The potential realizable value is the product of (a) the difference between: (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (i.e., the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per-share exercise price of the option; and
    (b) the number of securities underlying the grant at fiscal year-end. The dollar amounts under these columns are the result of calculations at 0% and the 5% and 10% assumed rates of appreciation prescribed by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the market price of the Corporation's Common Shares. The actual value that any Named Executive Officer may realize, if any, will depend on the amount by which the market price of the Common Shares at the time of exercise exceeds the exercise price.

                    AGGREGATED OPTION EXERCISES IN 1997 AND
                      OPTION VALUES AT DECEMBER 31, 1997

  None of the Named Executive Officers exercised options in 1997. The following table provides information as to the value of options held by the Named Executive Officers at year-end measured in terms of the closing price of a Common Share on December 31, 1997 ($12.1875 per share).

                                                   NUMBER OF SECURITIES     VALUE OF THE UNEXERCISED
                            SHARES     VALUE      UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON  REALIZED OPTIONS AT DEC. 31, 1997 (#)   DEC. 31, 1997 ($)(2)
  NAME                   EXERCISE (#)  ($)(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
  ----                   ------------ -------- ---------------------------- -------------------------
Peter C. Haines.........     --         --           213,653/238,000           $1,354,026/$312,375
William S. Hurley.......     --         --              42,730/5,000                  77,448/2,188
Raymond Giannelli.......     --         --             21,365/21,000                  87,065/9,188
Karen A. Slein..........     --         --              10,683/5,000                  19,363/2,188
J. Raymond Elliott......     --         --                  25,000/0                      54,688/0

--------
(1) Value realized is the difference between the market price of a Common Share on the date of exercise and the exercise price of the option, multiplied by the number of Common Shares underlying the option.
(2) Value of unexercised "in-the-money" options is the difference between the market price of a Common Share on December 31, 1997 and the exercise price of the option, multiplied by the number of Common Shares underlying the option.

EMPLOYMENT AGREEMENTS

  The Corporation has entered into employment agreements with each of the executive officers named in the Summary Compensation Table. Under these agreements, the employment may be terminated with or without cause at any time. In the event that the Corporation terminates the officer's employment other than "for cause", the Corporation is obligated to continue normal salary payments for up to one year. The employment agreements of the executive officers other than Mr. Haines provide that upon a change of control, as defined, the officer may resign and continue to receive salary for up to six months. Pursuant to the agreement, each officer has agreed not to compete with the Corporation during his employment and for a period of two years thereafter.

  J. Raymond Elliott is the former President and Chief Executive Officer of the Corporation. The consummation of the Merger constituted a "change of control" as defined in Mr. Elliott's employment agreement with the Corporation. Accordingly, as provided in the employment agreement, his stock options and restricted stock grants fully vested and Mr. Elliott exercised his right to terminate employment. Pursuant to the employment agreement, he was entitled to receive, upon termination of employment due to a change in control, an amount equal to 2.99 multiplied by his base salary, payable over a 24-month period. The Corporation chose instead to satisfy this obligation by making a discounted, lump sum payment of $803,413.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 15, 1997, information with respect to the number of Common Shares of the Corporation beneficially owned by each director and nominee for director of the Corporation, by each of the Named Executive Officers identified herein under the caption "Summary Compensation Table" other than Mr. Elliott (who is no longer employed by the Company and for whom the number of Common Shares beneficially owned, if any, is unknown), and by all directors and executive officers of the Corporation as a group. Except as otherwise indicated, all shares are owned directly.

                                                 AMOUNT AND NATURE OF PERCENT
      NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP OF CLASS
      ------------------------                   -------------------- --------
UM Holdings, Ltd. ..............................      4,178,056(1)      48.2%
 56 Haddon Avenue
 Haddonfield, New Jersey 08033
Surgical Appliance Industries, Inc.(2)..........        529,600          6.1
 3960 Rosslyn Drive
 Cincinnati, Ohio 45209
John Aglialoro, Chairman(3).....................      4,181,722(4)      48.2
Joan Carter, Vice Chair(3)......................      4,178,805(4)      48.2
Peter C. Haines, President, CEO, Director
 Nominee........................................        213,653(5)       2.4
William S. Hurley, Vice President--Chief
 Financial Officer..............................         42,730(5)       *
Raymond Giannelli, Vice President--Research &
 Development....................................         21,365(5)       *
Karen A. Slein, Vice President--Human
 Resources......................................         10,683(5)       *
James H. Carll, Director........................          2,749          *
Kay Knight Clarke, Director.....................          2,628          *
Arthur W. Hicks, Jr., Director..................         43,479(5)       *
Thomas W. Kahle, Director.......................          9,617(5)       *
Jerry Lee, Director.............................         10,022(5)       *
Alan H. Weingarten, Director....................          5,616          *
All directors, nominees and executive officers
 as a group
 (consisting of 13 persons).....................      4,545,013(5)      50.4%

--------
*  Less than 1%
(1) Represent shares owned by its wholly-owned subsidiaries, UM Equity Corp. (4,173,056 shares) and UM Investment Corporation (5,000 shares). These shares have been pledged to a financial institution to secure a loan to UM Holdings, Ltd. in the normal course of its business, which pledge could result in a change of control of the Corporation.
(2) The information concerning Surgical Appliance Industries, Inc. was provided by the shareholder. The Corporation assumes no responsibility for the accuracy of such information. The natural person exercising voting and investment power over such shares is L. Thomas Applegate, President of Surgical Appliance Industries, Inc.
(3) Mr. Aglialoro and Ms. Carter's address is the same as UM.
(4) Includes 4,178,056 shares beneficially owned by UM Holdings, Ltd., of which Mr. Aglialoro and Ms. Carter are the principal stockholders and act as executive officers and directors. While Mr. Aglialoro and Ms. Carter are married, each has sole voting and investment power with respect to his or her shares of Common Stock, and the amount next to each person's name reflects the number of shares owned by such person and excludes shares owned by the other.
(5) Includes shares which the following persons have the right to acquire within sixty days through the exercise of stock options: Mr. Haines, 213,653 shares; Mr. Hurley, 42,730 shares; Mr. Giannelli, 21,365 shares; Ms. Slein, 10,683 shares; Mr. Hicks, 42,730 shares; Mr. Kahle, 2,000 shares; Mr. Lee, 4,273 shares. The number of shares which all directors and executive officers as a group have the right to acquire within sixty days is 337,434 shares of Company Common Stock. In each case the percent of class is calculated on the basis that such shares are deemed outstanding. No voting or investment power exists with respect to shares prior to acquisition.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of l934 requires the Corporation's officers and directors, and any persons who own more than ten percent of the Corporation's Common Shares to file reports of initial ownership of the Corporation's Common Shares and subsequent changes in that ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are also required to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Corporation, or written representations from certain reporting persons that no Forms 5 were required, the Corporation believes that during 1997 all Section 16(a) filing requirements were complied with, except that reports for two transactions, effectuated on the same day by UM Investment Corp., were filed late by UM, Mr. Aglialoro and Ms. Carter.

                SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
                            FOR 1999 ANNUAL MEETING

  Any proposals by a shareholder intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Corporation no later than December 4, 1998 and be in compliance with applicable Securities and Exchange Commission regulations, for inclusion in the Corporation's proxy statement relating to such meeting.

  The Corporation's by-laws provide that any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage pre-paid, to the Secretary of the Corporation not later than (i) with respect to an election held at an annual meeting of shareholders, 90 days in advance of such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. A copy of the pertinent by-law provision, which sets forth additional requirements for the form of such notice, is available on request to the Corporate Secretary, Cybex International, Inc., 10 Trotter Drive, Medway, Massachusetts 02053.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Corporation for the fiscal year ending December 31, 1998. Representatives of Arthur Andersen LLP are expected to attend the 1998 Annual Meeting of Shareholders of the Corporation and will be afforded an opportunity to make a statement and to respond to appropriate questions.

  On September 10, 1997, the Corporation engaged Arthur Andersen LLP, independent certified public accountants, as the Corporation's principal accountant to audit the Corporation's financial statements for the year ending December 31, 1997. Such new accounting firm was engaged in replacement of Ernst & Young LLP, independent auditors, who had previously been engaged for the same purpose, and whose dismissal was effective the same date. The decision to change accountants was approved by the Audit Committee of Corporation's Board of Directors.

  The reports of Ernst & Young LLP on the Corporation's financial statements for the 1996 and 1995 fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Corporation's financial statements for each of the two fiscal years ended December 31, 1996, and in the subsequent interim period, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures, which, if not resolved to the satisfaction of and Ernst & Young LLP, would have caused Ernst & Young LLP to make a reference to the matter in their report.

                            SOLICITATION OF PROXIES

  Proxies may be solicited by directors, officers and a small number of regular employees of the Corporation personally or by mail, telephone, telegraph or otherwise, but such persons will not be specially compensated for such service. Banks and brokers will be requested to solicit proxies from their customers, where appropriate, and the Corporation will reimburse them for their reasonable expenses. The cost of such solicitation will be borne by the Corporation.

                                 OTHER MATTERS

  Management is not aware of any matters to be presented for action at the meeting other than the election of directors and does not intend to bring any other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

                                          By Order of the Board of Directors

                                          Joan Carter
                                          Secretary

Medway, Massachusetts
April 3, 1998

                                REVOCABLE PROXY
                           CYBEX INTERNATIONAL, INC.
[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

1998 ANNUAL MEETING OF SHAREHOLDERS
  PROXY FOR HOLDERS OF COMMON STOCK
  Proxy Solicited on Behalf of The Board of Directors

  The undersigned hereby appoints PETER C. HAINES, WILLIAM S. HURLEY and JAMES
H. CARLL, or any of them, with full power of substitution, the proxy of the undersigned to represent the undersigned at the Annual Meeting of Shareholders of CYBEX International, Inc. to be held on May 5, 1998, or at any adjournment or postponement thereof, and to vote the number of shares of the Common Stock of CYBEX International, Inc. which the undersigned would be entitled to vote if personally present.

                                    COMMON

Please be sure to sign and date                   Date___________________
this Proxy in the box below.
______________________________________________________________________________


______________________________________________________________________________
   Shareholder sign above                     Co-holder (if any) sign above

                                                         With-      For All
                                              For        hold       Except
1. The election as directors of all nomi-
   nees listed (except as marked to the       [  ]       [  ]        [  ]
   contrary below):

     James H. Carll          Peter C. Haines         Arthur W. Hicks, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominees, mark "For All Except" and write that nominee's name in the space provided below.

________________________________________________________________________________

2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.


  This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted FOR the election of the nominees listed above. This proxy may be revoked at any time prior to the time it is voted.

  When signing the proxy, please date it and take care to have the signature conform to the shareholder's name as it appears on this proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

  You are urged to sign and return your proxy without delay in the return envelope provided for that purpose which requires no postage if mailed in the United States.

________________________________________________________________________________

   Detach above card, sign, date and mail in postage paid envelope provided.

                           CYBEX INTERNATIONAL, INC.
________________________________________________________________________________
                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
________________________________________________________________________________

                                REVOCABLE PROXY
                           CYBEX INTERNATIONAL, INC.
[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

1998 ANNUAL MEETING OF SHAREHOLDERS
  PROXY FOR HOLDERS OF COMMON STOCK
  Proxy Solicited on Behalf of The Board of Directors

  The undersigned hereby appoints PETER C. HAINES, WILLIAM S. HURLEY and JAMES
H. CARLL, or any of them, with full power of substitution, the proxy of the undersigned to represent the undersigned at the Annual Meeting of Shareholders of CYBEX International, Inc. to be held on May 5, 1998, or at any adjournment or postponement thereof, and to vote the number of shares of the Common Stock of CYBEX International, Inc. which the undersigned would be entitled to vote if personally present.

                                     ESOP

Please be sure to sign and date                   Date___________________
this Proxy in the box below.
______________________________________________________________________________


______________________________________________________________________________
   Shareholder sign above                     Co-holder (if any) sign above

                                                         With-      For All
                                              For        hold       Except
1. The election as directors of all nomi-
   nees listed (except as marked to the       [  ]       [  ]        [  ]
   contrary below):

     James H. Carll          Peter C. Haines         Arthur W. Hicks, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominees, mark "For All Except" and write that nominee's name in the space provided below.

________________________________________________________________________________

2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.


  This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted FOR the election of the nominees listed above. This proxy may be revoked at any time prior to the time it is voted.

  When signing the proxy, please date it and take care to have the signature conform to the shareholder's name as it appears on this proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

  You are urged to sign and return your proxy without delay in the return envelope provided for that purpose which requires no postage if mailed in the United States.

________________________________________________________________________________

   Detach above card, sign, date and mail in postage paid envelope provided.

                           CYBEX INTERNATIONAL, INC.
________________________________________________________________________________
                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
________________________________________________________________________________